U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One):


[]Form 10-K  []Form 20-F  []Form 11-K  [X]Form 10-Q  [] FORM N-SAR

For Period Ended:          November 15, 1996

[]Transition Report on Form 10-K []Transition Report on Form 20-F []Transition Report on form 11-K []Transition Report on Form 10-Q []Transition Report on Form N-SAR

For the Transition Period Ended: ________________________________
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PART I - Registration Information
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Full Name of Registrant:   Guardian International, Inc.

Former Name if Applicable: Everest Security Systems Corporation

   (formerly Everest Funding Corporation, formerly Burningham

    Enterprises, Inc.)

Address of Principal Executive Office (Street and Number)

                              3880 N. 28th Terrace
                            City, State and Zip Code

                         Hollywood, Florida 33020-11188

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PART II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

         (a) The reasons described in reasonable detail in Part III of this Form could not be eliminated without unreasonable effort or expense.

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report in Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III - Narrative
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State below in reasonable detail the reasons why Form 10-K, 20-F,
11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.  The reason for this is certain information to complete the Form 10-Q are not yet available.
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PART IV - Other Information
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         (1)      Name and telephone number of person to contact in regard
                  to this notification:

       Rachel Lerner                (212)      406-4700 Ext. 22
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           (Name)                  (Area Code)   (Telephone Number)


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         (2) Have all other periodic  reports required under Section 14 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                   [X]Yes     []No

         (3) Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    []Yes    [X]No


                     Guardian International, Inc. (formerly
                      Everest Security Systems Corporation,
                      formerly Everest Funding Corporation,
                     formerly Burningham Enterprises, Inc.)
                  (Name of Registrant as specified in charter)




has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date: November 13, 1996                 By:_____(signature appears here)_______
                                               Richard Ginsburg, President


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INSTRUCTION: The Form may be signed by an executive officer of the
Registrant or by any other duly authorized representative. The name and title of the person signing the Form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the Form.
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                                                    ATTENTION:

         International misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).
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